EXHIBIT 99.1

Wilhelmina International, Inc. Reports Record Revenues for Quarter Ended June 30, 2015

  Record quarterly revenues of $21.7 million.
  Revenues for the quarter and YTD up strongly at 10% and 13%, respectively.
  Pre-Tax profits for the quarter and YTD up 22% and 12%, respectively.
  EBITDA for the quarter and YTD up 23% and 8%, respectively.
  Net income decline of 5% in the quarter due to materially increased effective tax rate.
  Progress on key initiatives:

    Each of the domestic offices reported revenue growth for the quarter and YTD.
    Progress continued on integrating the recently acquired London business into the network.
    Completed a Wilhelmina brand licensing deal for a new costume jewelry line. Product will be available in 2016.
    The "Summer Goddess" search transaction with European Wax Center was signed and commenced during the quarter. The search concludes next week with final judging in Miami.
    Two celebrities, Ellar Coltrane (star of Boyhood) and Sydney Sierota (lead singer for Echosmith) were added to representation by our main men's and women's boards, respectively.

Quarterly Financial Highlights

(in thousands)	Q2 15	Q2 14	YOY Growth	Q2 15 YTD	Q2 14 YTD	YOY Growth
Total Revenues	$21,670	$19,628	10%	$42,718	$37,864	13%
Operating Income	757	606	25%	1,595	1,346	19%
Income Before Provision for Taxes	745	613	22%	1,482	1,327	12%
Net Income	373	391	(5%)	746	723	3%
Pre-Corporate EBITDA*	1,144	1,090	5%	2,389	2,369	1%
EBITDA*	$ 882	$ 716	23%	$ 1,847	$ 1,716	8%

*Non-GAAP measures referenced are detailed in the disclosures at the end of this release.

DALLAS, Aug. 13, 2015 (GLOBE NEWSWIRE) -- Wilhelmina International, Inc. (Nasdaq:WHLM) ("Wilhelmina" or the "Company"), today reported a strong revenue increase for the quarter (see Quarterly Financial Highlights table). Revenues were driven by growth in the core business, including the revenues of Wilhelmina London Limited ("London").

Mark Schwarz, Executive Chairman of Wilhelmina, said, "We are pleased that the quarter reflects continuing growth in the business top line. The quarter ended June 30, 2015 now represents our thirteenth quarter in a row with year-over-year top-line growth with quarterly growth rates on average in excess of 13%. In addition, important work continues related to our significant investments in accounting and systems projects which will provide capabilities to better analyze and manage our business in the future."

Alex Vaickus, Chief Executive Officer of Wilhelmina, said, "The core business overall generally met our growth expectations for the quarter, and was slightly above our expectations for the six months ended June 30, 2015. We continue to believe we are outperforming the industry as a whole." Continued Vaickus, "In terms of brand building, we signed a product license deal for costume jewelry during the quarter, and we broke through the half million social media followers level."

Some recent highlights from our models' activities:

  Celebrity Ellar Coltrane was on the cover of July/August 2015 issue of L'Uomo Vogue.
  Natalia Borges is on the special edition cover of Cosmopolitan in June 2015.
  Marlon Teixeira was featured on the cover story for L'Officiel Hommes Brazil No.5.
  Our men walked for 50 designers this season in Europe during the month of June, including exclusives for Givenchy by Chris Moore, Fernando Cabral, Jonathan Sampaio, Kevin Sampaio, and new faces Drayton Ratcliff and William Moncada.
  Justin Gossman starred in campaigns for Costume National FW 2015 and Lanvin FW 2015.
  Adriana Villareal is featured in Paul Mitchell's Awapuhi Wild Ginger hair campaign.
  Sven De Vries starred in the Gucci FW 2015 campaign.
  Sofia T appears in an editorial for Vogue Russia and is featured in this season's Jil Sander campaign.
  Ton Heukels starred in the Giuseppe Zanotti FW 2015 campaign.
  New face, Rhiannon, walked in the Gucci Cruise show in NYC and also the Men's show in Milan.
  Manon appeared on the cover of the March 2015 issue of L'Officiel China.
  Alexandra Richards presented at the 2015 Fragrance Foundation Awards in NYC in June.
  Kwak is the new face of Shu Uemura cosmetics.
  Danielle Knudson can be found in the new Guess Lingerie Campaign.
  Yara Khmidan is featured in both in-store advertising and catalogs for the Victoria's Secret Pink line.

Financial Results

The net income applicable to common stockholders was $373,000 or $0.06 per fully diluted share and $746,000 or $0.13 per fully diluted share for the three and six months ended June 30, 2015, compared to a net income of $391,000 or $0.07 per fully diluted share and $723,000 or $0.12 per fully diluted share for the three and six months ended June 30, 2014.

Pre-Corporate EBITDA was $1,144,000 and $2,389,000 for the three and six months ended June 30, 2015, compared to $1,090,000 and $2,369,000 for the three and six months ended June 30, 2014.

The following table reconciles income before provision for income taxes under GAAP (as reported in the Company's SEC filings) to EBITDA and Pre-Corporate EBITDA for the three and six months ended June 30, 2015 and 2014.

(in thousands)	Three months ended June 30,		Six months ended June 30,
	2015	2014	2015	2014
Operating Income	$ 757	$ 606	$ 1,595	$ 1,346
Add: Amortization and depreciation	125	110	252	370
EBITDA	882	716	1,847	1,716
Add: Corporate overhead	262	374	542	653
Pre-Corporate EBITDA	$ 1,144	$ 1,090	$ 2,389	$ 2,369

Changes in operating income and Pre-Corporate EBITDA for the three and six months ended June 30, 2015 when compared to the three and six months ended June 30, 2014 were the result of the following:

  Increased revenues in the core modeling business driven by an expanded developed talent pool and our customers' increased interest in booking the Company's talent, along with the addition of the London operations.
  Salaries and service costs as a percentage of revenue were 17.3% for the three and 17.5% for the six months ended June 30, 2015, compared to 16.6% for the three and 16.8% for the six months ended June 30, 2014. These costs increased in order to support the Company's continued growth and to facilitate the upgrade of its accounting system and enhanced reporting system.
  Office and general expenses as a percentage of revenue decreased to 5.2% for the three and 5.4% for the six months ended June 30, 2015, when compared to 5.5 % for the three and 5.8% for the six months ended June 30, 2014. While the expense relative to revenue decreased, the absolute dollar expense increased by $42,000 and $121,000, primarily associated with expenses to operate the London facility, respectively.
  Operating margins improved slightly at 3.5% for the three and 3.7% for the six months ended June 30, 2015 as compared to 3.1% and 3.6% from the corresponding period of the prior year.  The improvements as a proportion to revenue in office and general expenses and corporate overhead were partially offset by increases in salary expense relative to revenues in both the three and six months ended June 30, 2015 as compared to the three and six months ended June 30, 2014.

WILHELMINA INTERNATIONAL, INC. AND SUBSIDIARIES Balance Sheets (In thousands, except share data)

ASSETS
	(Unaudited) June 30, 2015	December 31, 2014
Current assets:
Cash and cash equivalents	$ 3,057	$ 5,869
Accounts receivable, net of allowance for doubtful accounts of $667 and $679	16,090	12,482
Deferred tax asset	1,877	1,986
Prepaid expenses and other current assets	448	252
Total current assets	21,472	20,589

Property and equipment, net of accumulated depreciation of $879 and $762, respectively	1,707	1,333

Trademarks and trade names with indefinite lives	8,467	8,467
Other intangibles with finite lives, net of accumulated amortization of $8,352 and $8,222	380	115
Goodwill	13,192	12,563
Other assets	190	136

Total assets	$ 45,408	$ 43,203

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable and accrued liabilities	$ 4,321	$ 4,310
Due to models	10,915	10,011
Total current liabilities	15,236	14,321

Long term liabilities
Contingent consideration to seller (Note 3)	171	--
Deferred income tax liability	2,685	2,332
Total long-term liabilities	2,856	2,332

Total liabilities	18,092	16,653

Shareholders' equity:
Preferred stock, $0.01 par value, 10,000,000 shares authorized; none outstanding	--	--
Common stock, $0.01 par value, 12,500,000 shares authorized; 5,852,322 and 5,869,220 share issued and outstanding at June 30, 2015 and December 31, 2014	65	65
Treasury stock, 619,716 and 602,818 shares, respectively, at cost	(1,740)	(1,643)
Additional paid-in capital	86,884	86,778
Accumulated deficit	(57,904)	(58,650)
Accumulated other comprehensive income	11	--
Total shareholders' equity	27,316	26,550

Total liabilities and shareholders' equity	$ 45,408	$ 43,203

WILHELMINA INTERNATIONAL, INC. AND SUBSIDIARIES Unaudited Consolidated Statements of Operations (In thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30, 2015	June 30, 2014	June 30, 2015	June 30, 2014
Revenues
Revenues	$ 21,538	$ 19,528	$ 42,489	$ 37,664
License fees and other income	132	100	229	200
Total revenues	21,670	19,628	42,718	37,864

Model costs	15,643	14,206	30,545	26,963

Revenues net of model costs	6,027	5,422	12,173	10,901

Operating expenses
Salaries and service costs	3,758	3,249	7,485	6,354
Office and general expenses	1,125	1,083	2,299	2,178
Amortization and depreciation	125	110	252	370
Corporate overhead	262	374	542	653
Total operating expenses	5,270	4,816	10,578	9,555
Operating income	757	606	1,595	1,346

Other income (expense):
Foreign exchange loss	(21)	--	(98)	--
Gain (loss) from an unconsolidated affiliate	9	5	(15)	(15)
Interest income	--	2	--	4
Interest expense	--	--	--	(8)
	(12)	7	(113)	(19)

Income before provision for income taxes	745	613	1,482	1,327

Provision for income taxes:
Current	(145)	(54)	(351)	(191)
Deferred	(227)	(168)	(385)	(413)
	(372)	(222)	(736)	(604)

Net income	$ 373	$ 391	$ 746	$ 723

Other comprehensive income
Foreign currency translation income	9	--	11	--
Total comprehensive income	382	391	757	723

Basic net income per common share	$ 0.06	$ 0.07	$ 0.13	$ 0.12
Diluted net income per common share	$ 0.06	$ 0.07	$ 0.13	$ 0.12

Weighted average common shares outstanding-basic	5,852	5,870	5,852	5,870
Weighted average common shares outstanding-diluted	5,955	5,968	5,955	5,942

Non GAAP financial measures

The Company calculates Earnings before Interest, Income Taxes, Depreciation and Amortization ("EBITDA") as operating income before depreciation, and amortization expense. The Company calculates Pre-Corporate EBITDA as EBITDA before corporate overhead at the holding company level.

Although EBITDA and Pre-Corporate EBITDA represent non-GAAP financial measures, the Company considers these non-GAAP measures important because they:

  are key operating metrics of the Company's business
  are used by management in its planning and budgeting processes and to monitor and evaluate its financial and operating results can be useful to investors since they provide an analysis of financial and operating results using the same measures that the Company uses in evaluating itself.
  provide stockholders and potential investors with a means to evaluate the Company's financial and operating results against other companies within the Company's industry.

However, the Company's calculation of these non-GAAP measures may not be consistent with calculations of these measures by other companies in the Company's industry.

Non-GAAP financial measure are defined as numerical measures of financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with United States generally accepted accounting principles ("GAAP") in a company's statements of operations, balance sheets or statements of cash flows. Pursuant to the requirements of Regulation G, the Company provides a reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures. Non-GAAP measures are not measurements of financial performance under GAAP and should not be considered as alternatives to operating income as an indicator of the Company's operating performance or cash flows from operating activities, as a measure of liquidity or any other measure of performance derived in accordance with GAAP.

Form 10-Q Filing

Additional information concerning the Company's results of operations and financial position is included in the Company's Form 10-Q for the quarter ended June 30, 2015, which is expected to be filed August 13, 2015, with the Securities and Exchange Commission.

Forward-Looking Statements

This report contains certain "forward-looking" statements as such term is defined in the Private Securities Litigation Reform Act of 1995 and information relating to the Company and its subsidiaries that are based on the beliefs of the Company's management as well as assumptions made by and information currently available to the Company's management. When used in this report, the words "anticipate", "believe", "estimate", "expect" and "intend" and words or phrases of similar import, as they relate to the Company or its subsidiaries or Company management, are intended to identify forward-looking statements. Such statements reflect the current risks, uncertainties and assumptions related to certain factors including, without limitation, competitive factors, general economic conditions, the interest rate environment, governmental regulation and supervision, seasonality, changes in industry practices, one-time events and other factors described herein and in other filings made by the Company with the SEC. Based upon changing conditions, should any one or more of these risks or uncertainties materialize, or should any underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, expected or intended. The Company does not intend to update these forward-looking statements.

About Wilhelmina International, Inc. (www.wilhelmina.com):

Through Wilhelmina Models and its other subsidiaries, including, Wilhelmina Artist Management, Wilhelmina International, Inc. provides traditional, full-service fashion model and talent management services, specializing in the representation and management of leading models, entertainers, artists, athletes and other talent to various customers and clients, including, retailers, designers, advertising agencies and catalog companies. Wilhelmina Models was founded in 1967 by Wilhelmina Cooper, a renowned fashion model, and is one of the oldest and largest fashion model management companies in the world. Wilhelmina Models is headquartered in New York and, since its founding, has grown to include operations located in Los Angeles, Miami and London, as well as a growing network of licensees comprising leading modeling agencies in various local markets across the U.S. as well as in Thailand, Dubai, Vancouver and Tokyo.

Website: http://www.wilhelmina.com

CONTACT: Investor Relations
         Wilhelmina International, Inc.
         214-661-7488
         ir@wilhelmina.com